Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2015
FOURTH QUARTER AND FULL YEAR RESULTS

Provides Fiscal 2016 EPS Estimate Range of $3.00 to $3.40

Prepared to Resume JLTV Work at Conclusion of GAO Protest Review

Repurchased 2.9 Million Shares of Common Stock in Fourth Quarter Fiscal 2015

Announces 12 Percent Increase in Quarterly Cash Dividend to $0.19 Per Share

OSHKOSH, WI — (October 29, 2015) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2015 fourth quarter net income of $50.3 million, or $0.64 per diluted share, compared to $77.8 million, or $0.93 per diluted share, in the fourth quarter of fiscal 2014. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Results for the fourth quarter of fiscal 2015 were adversely impacted by a combined $2.4 million after-tax workforce reduction charge in the access equipment segment and corporate. Results for the fourth quarter of fiscal 2014 were adversely impacted by a combined $2.4 million after-tax pension curtailment and pension settlement charge in the defense segment. Excluding these items, fiscal 2015 fourth quarter adjusted(1) net income was $52.7 million, or $0.67 per diluted share, compared to $80.2 million, or $0.96 per diluted share, in the fourth quarter of fiscal 2014.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Consolidated net sales in the fourth quarter of fiscal 2015 were $1.58 billion, a decrease of 5.4 percent compared to the prior year fourth quarter. Higher sales in the defense, fire & emergency and commercial segments were not sufficient to offset a decline in access equipment segment sales resulting from lower demand in North America. On a constant currency basis, sales decreased 3.6 percent compared to the fourth quarter of fiscal 2014.

Consolidated operating income in the fourth quarter of fiscal 2015 was $86.6 million, or 5.5 percent of sales, compared to $113.1 million, or 6.8 percent of sales, in the prior year fourth quarter. Fiscal 2015 fourth quarter adjusted(1) consolidated operating income was $89.5 million, or 5.7 percent of sales, excluding workforce reduction charges of $2.9 million. Fiscal 2014 fourth quarter adjusted(1) consolidated operating income was $116.9 million, or 7.0 percent of sales, excluding pension curtailment and pension settlement charges that netted to $3.8 million. The decline in consolidated operating income was driven by lower access equipment segment sales.

“Fourth quarter earnings were in line with our revised expectations,” stated Charles L. Szews, Oshkosh Corporation Chief Executive Officer. “As we expected, our access equipment and concrete mixer businesses experienced soft demand in the fourth quarter, but construction activity in North America and Europe remains on the upswing which we believe will lead to stronger demand for these products in coming months.

“Our Defense business is rebounding and experiencing increased interest in our expanding portfolio of tactical wheeled vehicles. More countries are engaging with Oshkosh to explore the purchase of Mine Resistant Ambush Protected All Terrain Vehicles (“M-ATVs”). In the fourth quarter, Oshkosh signed a contract with an international customer for 273 M-ATVs and we expect to secure a contract for more than 1,000 additional M-ATVs in our first quarter, the majority of which we expect to be sold in fiscal 2016. We continue to pursue opportunities to sell thousands of additional M-ATVs. Also, with the recent historic award of the Joint Light Tactical Vehicle contract (“JLTV”), our Defense business is well-positioned to serve growing global demand for protected tactical wheeled vehicles well into the next decade. We are prepared to resume work on the JLTV contract immediately following an expected favorable resolution to a competitor protest of the contract award.

“Today, we announced our expectations for fiscal 2016 earnings per share of $3.00 to $3.40. This range is lower than the range implied by our comments during our third quarter earnings conference call due largely to a more cautious outlook for our access equipment and concrete mixer businesses. We believe these markets will be soft during the first half of fiscal 2016 before improving as the 2016 construction season gets underway. We also believe our defense business will strengthen as fiscal 2016 unfolds due to urgent international requirements for M-ATVs and aftermarket support,” stated Szews.

“We expect to generate approximately $350 million of free cash flow in fiscal 2016 as we reduce access equipment inventory, while also investing in Defense working capital to fulfill international sales contracts. We expect to utilize about half of the free cash flow for share repurchases and dividends, including the increase to our quarterly dividend rate that we are announcing today,” concluded Szews.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales declined 17.5 percent to $769.5 million for the fourth quarter of fiscal 2015. A slowdown in the order rate in North America was the primary driver of lower shipments in the fourth quarter and was partially offset by improved shipments in Europe. A stronger U.S. dollar also negatively impacted access

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

equipment segment sales by $26.2 million. On a constant currency basis, access equipment segment sales decreased 14.7 percent.

Access equipment segment operating income decreased 55.7 percent to $56.5 million, or 7.3 percent of sales, for the fourth quarter of fiscal 2015 compared to $127.4 million, or 13.7 percent of sales, in the fourth quarter of fiscal 2014. Access equipment segment results for the fourth quarter of fiscal 2015 included $2.5 million in workforce reduction charges. Excluding these costs, adjusted(1) operating income was $59.0 million, or 7.7 percent of sales, in the fourth quarter of fiscal 2015. The decrease in operating income was primarily the result of lower sales volume and weaker product mix, adverse manufacturing absorption and provisions for valuation reserves on used equipment as a result of the access equipment market slowdown, offset in part by lower incentive compensation expense.

Defense — Defense segment sales for the fourth quarter of fiscal 2015 increased 10.3 percent to $317.6 million. The increase in sales was primarily due to higher M-ATV reset sales and the sale of international M-ATVs, offset in part by lower sales of legacy heavy and medium tactical wheeled vehicles to the U.S. government.

The defense segment recorded operating income of $18.5 million, or 5.8 percent of sales, for the fourth quarter of fiscal 2015 compared to an operating loss of $2.0 million, or (0.7) percent of sales, in the fourth quarter of fiscal 2014. Defense segment results for the fourth quarter of fiscal 2014 included $3.8 million of pension curtailment and pension settlement charges. Excluding these items, adjusted(1) operating income was $1.8 million, or 0.6 percent of sales, in the fourth quarter of fiscal 2014. The increase in operating income was largely due to higher sales volume, favorable overhead absorption and lower spending.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2015 increased 14.2 percent to $245.4 million. Sales in the fourth quarter of fiscal 2015 benefitted from higher fire apparatus deliveries as a result of improved production rates.

Fire & emergency segment operating income increased 89.2 percent to $23.7 million, or 9.6 percent of sales, for the fourth quarter of fiscal 2015 compared to $12.5 million, or 5.8 percent of sales, in the fourth quarter of fiscal 2014. Higher sales volume combined with favorable overhead absorption were the largest contributors to the increase in operating income.

Commercial — Commercial segment sales increased 3.8 percent to $252.9 million in the fourth quarter of fiscal 2015. The increase in sales was primarily attributable to higher refuse collection vehicle unit volume, offset in part by lower concrete mixer sales.

Commercial segment operating income increased 14.6 percent to $21.1 million, or 8.4 percent of sales, for the fourth quarter of fiscal 2015 compared to $18.4 million, or 7.6 percent of sales, in the fourth quarter of fiscal 2014. The increase in operating income was primarily a result of a favorable product mix and higher sales volume, offset in part by investments in MOVE initiatives.

Corporate — Corporate operating expenses decreased $10.1 million in the fourth quarter of fiscal 2015 to $33.2 million. Corporate results for the fourth quarter of fiscal 2015 included $0.4 million of workforce reduction charges. Excluding these charges, adjusted(1) corporate operating expenses were $32.8 million in the fourth quarter of fiscal 2015. The decrease in corporate operating expenses in the fourth quarter of fiscal 2015 was primarily due to lower information technology and stock based compensation expense, partially offset by costs to support the start-up of a shared production facility.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $0.3 million to $13.2 million in the fourth quarter of fiscal 2015. The benefit of lower interest rates on the Company’s senior notes refinanced in the second quarter of fiscal 2015 was largely offset by increased borrowings to support increased working capital.

Provision for Income Taxes — The Company recorded income tax expense of $18.7 million in the fourth quarter of fiscal 2015, or 27.3 percent of pre-tax income. This compares to $21.4 million, or 21.9 percent of pre-tax income, in the fourth quarter of fiscal 2014. The Company recorded $3.5 million of discrete tax benefits in the fourth quarter of fiscal 2015 and $12.3 million of discrete tax benefits in the fourth quarter of fiscal 2014, generally related to reductions of income tax reserves related to the settlement of tax audits and expiration of statutes of limitations.

Share Repurchases — Earnings per share in the fourth quarter of fiscal 2015 improved $0.04 compared to the prior year fourth quarter as a result of share repurchases completed during the previous twelve months. The Company deployed cash of $112.3 million to repurchase 2.9 million shares in the fourth quarter of fiscal 2015 and $200.4 million to repurchase 4.9 million shares during fiscal 2015.

Full-Year Results

The Company reported net sales for fiscal 2015 of $6.10 billion and net income of $229.5 million, or $2.90 per diluted share. This compares with net sales of $6.81 billion and net income of $309.3 million, or $3.61 per diluted share, in fiscal 2014. Adjusted(1) net income for fiscal 2015 was $239.1 million, or $3.02 per diluted share, compared to $309.8 million, or $3.62 per diluted share, in fiscal 2014. The decrease in adjusted(1) results in fiscal 2015 was largely attributable to lower sales and operating income in the Company’s access equipment and defense segments, offset in part by the impact of higher sales and improved performance in the Company’s fire & emergency and commercial segments and lower corporate expenses. Earnings per share in fiscal 2015 improved $0.22 compared to fiscal 2014 as a result of lower average diluted shares outstanding.

Fiscal 2016 Expectations

The Company announced its fiscal 2016 earnings per share expectations of $3.00 to $3.40, on projected net sales of $6.2 to $6.5 billion. The Company believes fiscal 2016 sales will increase in each of its segments, with the exception of its access equipment segment, where the Company expects sales to decline approximately 10 to 15 percent from fiscal 2015 sales levels. The Company projects a corporate income tax rate of 34 percent, up from fiscal 2015 on expected lower earnings outside of the United States, generally as a result of the strong U.S. dollar. The Company is assuming a full year average share count of approximately 75 million shares. The Company anticipates that first quarter earnings will be slightly profitable, reflecting cautious spending on access equipment by rental companies in the U.S.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.19 per share of Common Stock. The dividend, increased by approximately 12 percent from the previous dividend, will be payable on November 30, 2015 to shareholders of record as of November 16, 2015.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Conference Call

The Company will comment on its fiscal 2015 fourth quarter earnings and its full-year fiscal 2016 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the Company’s estimates of access equipment demand; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; risks related to the Company’s future defense segment sales as a result of the outcome of a competitor’s protest of the JLTV production contract award to the Company; the Company’s ability to finalize an international contract for a significant quantity of M-ATVs, with the majority of the units sold in fiscal 2016; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$1,578.3	$1,667.7	$6,098.1	$6,808.2
Cost of sales	1,328.6	1,378.2	5,058.9	5,625.5
Gross income	249.7	289.5	1,039.2	1,182.7

Operating expenses:
Selling, general and administrative	149.9	162.7	587.4	624.1
Amortization of purchased intangibles	13.2	13.7	53.2	55.3
Total operating expenses	163.1	176.4	640.6	679.4
Operating income	86.6	113.1	398.6	503.3

Other income (expense):
Interest expense	(13.7)	(14.1)	(70.1)	(71.4)
Interest income	0.5	0.6	2.5	2.0
Miscellaneous, net	(4.7)	(1.6)	(4.9)	(2.0)
Income before income taxes and equity in earnings of unconsolidated affiliates	68.7	98.0	326.1	431.9
Provision for income taxes	18.7	21.4	99.2	125.0
Income before equity in earnings of unconsolidated affiliates	50.0	76.6	226.9	306.9
Equity in earnings of unconsolidated affiliates	0.3	1.2	2.6	2.4
Net income	$50.3	$77.8	$229.5	$309.3

Amounts available to common shareholders, net of tax:
Net income	$50.3	$77.8	$229.5	$309.3
Allocated to participating securities	(0.1)	(0.3)	(0.5)	(1.2)
Net income available to common shareholders	$50.2	$77.5	$229.0	$308.1

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
Earnings per share attributable to common shareholders:
Basic	$0.65	$0.94	$2.94	$3.66
Diluted	0.64	0.93	2.90	3.61

Basic weighted-average shares outstanding	76,988,788	82,514,910	77,990,432	84,123,949
Dilutive stock options and other equity-based compensation awards	1,011,970	1,385,461	1,101,303	1,462,369
Participating restricted stock	(97,343)	(208,841)	(110,317)	(206,155)
Diluted weighted-average shares outstanding	77,903,415	83,691,530	78,981,418	85,380,163

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$42.9	$313.8
Receivables, net	964.6	974.9
Inventories, net	1,301.7	960.9
Deferred income taxes, net	52.2	66.3
Prepaid income taxes	22.8	22.7
Other current assets	45.1	45.7
Total current assets	2,429.3	2,384.3
Investment in unconsolidated affiliates	16.2	21.1
Property, plant and equipment:
Property, plant and equipment	1,093.7	988.3
Accumulated depreciation	(617.9)	(582.8)
Property, plant and equipment, net	475.8	405.5
Goodwill	1,001.1	1,025.5
Purchased intangible assets, net	606.7	657.9
Other long-term assets	83.9	92.4
Total assets	$4,613.0	$4,586.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$83.5	$20.0
Accounts payable	552.8	586.7
Customer advances	440.2	310.1
Payroll-related obligations	116.6	147.2
Accrued warranty	76.9	91.2
Other current liabilities	188.1	156.4
Total current liabilities	1,458.1	1,311.6
Long-term debt, less current maturities	855.0	875.0
Deferred income taxes, net	91.7	125.0
Other long-term liabilities	297.1	290.1
Commitments and contingencies
Shareholders’ equity	1,911.1	1,985.0
Total liabilities and shareholders’ equity	$4,613.0	$4,586.7

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2015	2014
Operating activities:
Net income	$229.5	$309.3
Depreciation and amortization	124.5	126.8
Stock-based compensation expense	21.4	25.0
Deferred income taxes	(12.2)	(19.8)
Foreign currency transaction (gains) losses	10.4	(2.3)
Other non-cash adjustments	4.8	4.3
Changes in operating assets and liabilities	(295.9)	(272.9)
Net cash provided by operating activities	82.5	170.4

Investing activities:
Additions to property, plant and equipment	(131.7)	(92.2)
Additions to equipment held for rental	(26.3)	(32.7)
Acquisition of business, net of cash acquired	(10.0)	—
Contribution to rabbi trust	—	(1.9)
Proceeds from sale of equipment held for rental	26.8	12.8
Other investing activities	1.1	(0.8)
Net cash used by investing activities	(140.1)	(114.8)

Financing activities:
Repayment of long-term debt	(270.0)	(710.0)
Proceeds from issuance of long-term debt	250.0	650.0
Proceeds under revolving credit facility	63.5	—
Repurchases of Common Stock	(200.4)	(403.3)
Debt issuance costs	(15.5)	(19.1)
Proceeds from exercise of stock options	8.6	50.9
Dividends paid	(53.1)	(50.7)
Excess tax benefit from stock-based compensation	4.0	6.2
Net cash used by financing activities	(212.9)	(476.0)

Effect of exchange rate changes on cash	(0.4)	0.7
Decrease in cash and cash equivalents	(270.9)	(419.7)
Cash and cash equivalents at beginning of period	313.8	733.5
Cash and cash equivalents at end of period	$42.9	$313.8

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Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	September 30, 2015			September 30, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$374.5	$—	$374.5	$450.4	$—	$450.4
Telehandlers	234.6	—	234.6	315.4	—	315.4
Other	160.4	—	160.4	166.9	—	166.9
Total access equipment	769.5	—	769.5	932.7	—	932.7

Defense	313.9	3.7	317.6	288.0	0.1	288.1

Fire & emergency	242.4	3.0	245.4	205.7	9.2	214.9

Commercial
Concrete placement	105.9	—	105.9	115.1	—	115.1
Refuse collection	115.1	—	115.1	94.2	—	94.2
Other	31.5	0.4	31.9	32.0	2.4	34.4
Total commercial	252.5	0.4	252.9	241.3	2.4	243.7
Intersegment eliminations	—	(7.1)	(7.1)	—	(11.7)	(11.7)
Consolidated net sales	$1,578.3	$—	$1,578.3	$1,667.7	$—	$1,667.7

	Fiscal Year Ended
	September 30, 2015			September 30, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,627.0	$—	$1,627.0	$1,746.0	$—	$1,746.0
Telehandlers	1,126.1	—	1,126.1	1,157.2	—	1,157.2
Other	647.5	—	647.5	603.3	—	603.3
Total access equipment	3,400.6	—	3,400.6	3,506.5	—	3,506.5

Defense	931.8	8.0	939.8	1,724.2	0.3	1,724.5

Fire & emergency	791.5	23.6	815.1	719.1	37.4	756.5

Commercial
Concrete placement	461.0	—	461.0	428.2	—	428.2
Refuse collection	385.0	—	385.0	309.1	—	309.1
Other	128.2	3.8	132.0	121.1	7.5	128.6
Total commercial	974.2	3.8	978.0	858.4	7.5	865.9
Intersegment eliminations	—	(35.4)	(35.4)	—	(45.2)	(45.2)
Consolidated net sales	$6,098.1	$—	$6,098.1	$6,808.2	$—	$6,808.2

Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating income (loss):
Access equipment	$56.5	$127.4	$407.0	$501.1
Defense	18.5	(2.0)	9.2	76.4
Fire & emergency	23.7	12.5	43.8	26.6
Commercial	21.1	18.4	64.5	53.9
Corporate	(33.2)	(43.3)	(126.0)	(154.7)
Intersegment eliminations	—	0.1	0.1	—
Consolidated	$86.6	$113.1	$398.6	$503.3

	September 30,
	2015	2014
Period-end backlog:
Access equipment	$209.7	$384.3
Defense	1,414.0	779.7
Fire & emergency	790.7	567.1
Commercial	193.0	159.9
Consolidated	$2,607.4	$1,891.0

Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2015	2014	2015	2014

Adjusted access equipment segment operating income (non-GAAP)	$59.0	$127.4	$409.5	$501.1
Workforce reduction charges	(2.5)	—	(2.5)	—
Access equipment segment operating income (GAAP)	$56.5	$127.4	$407.0	$501.1

Adjusted defense segment operating income (non-GAAP)	$18.5	$1.8	$5.8	$85.3
Pension and OPEB curtailment/settlement	—	(3.8)	3.4	1.8
Contract pricing adjustment for OPEB costs	—	—	—	(10.7)
Defense segment operating income (loss) (GAAP)	$18.5	$(2.0)	$9.2	$76.4

Adjusted corporate expense (non-GAAP)	$(32.8)	$(43.3)	$(125.6)	$(154.7)
Workforce reduction charges	(0.4)	—	(0.4)	—
Corporate expense (GAAP)	$(33.2)	$(43.3)	$(126.0)	$(154.7)

Adjusted consolidated operating income (non-GAAP)	$89.5	$116.9	$398.1	$512.2
Pension and OPEB curtailment/settlement	—	(3.8)	3.4	1.8
Contract pricing adjustment for OPEB costs	—	—	—	(10.7)
Workforce reduction charges	(2.9)	—	(2.9)	—
Consolidated operating income (GAAP)	$86.6	$113.1	$398.6	$503.3

Adjusted consolidated net income (non-GAAP)	$52.7	$80.2	$239.1	$309.8
Reduction of valuation allowance on net operating loss carryforward	—	—	—	12.1
Debt extinguishment costs, net of tax	—	—	(9.3)	(7.0)
Pension and OPEB curtailment/settlement, net of tax	—	(2.4)	2.1	1.2
Contract pricing adjustment for OPEB costs, net of tax	—	—	—	(6.8)
Workforce reduction charges, net of tax	(2.4)	—	(2.4)	—
Consolidated net income (GAAP)	$50.3	$77.8	$229.5	$309.3

Adjusted earnings per share-diluted (non-GAAP)	$0.67	$0.96	$3.02	$3.62
Reduction of valuation allowance on net operating loss carryforward	—	—	—	0.14
Debt extinguishment costs, net of tax	—	—	(0.12)	(0.08)
Pension and OPEB curtailment/settlement, net of tax	—	(0.03)	0.03	0.01
Contract pricing adjustment for OPEB costs, net of tax	—	—	—	(0.08)
Workforce reduction charges, net of tax	(0.03)	—	(0.03)	—
Earnings per share-diluted (GAAP)	$0.64	$0.93	$2.90	$3.61

Oshkosh Corporation Reports Results for Fiscal 2015 Fourth Quarter

October 29, 2015

Fiscal 2016
Expectations

Net cash flows provided by operating activities	$475.0
Additions to property, plant and equipment	(100.0)
Net additions to equipment held for rental	(25.0)
Free cash flow	$350.0

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